EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated January 24, 2008 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 669 (Insured Municipals Income Trust, 107th Limited Maturity Series and New York Investors' Quality Tax Exempt Trust, Series 2) as of January 24, 2008 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                              GRANT THORNTON LLP

New York, New York
January 24, 2008